EXHIBIT 99.1

S&W Seed Company’s Units to Separate

Common Stock and Warrants to Begin Trading Separately on June 14

FIVE POINTS, June 8, 2010 (BUSINESS WIRE) — S&W Seed Company (NasdaqCM: SANWU, SANW, SANWW, SANWZ), a leader in breeding and developing proprietary alfalfa seed varieties, today announced that the Units issued in connection with its initial public offering will separate into common stock and warrants, and the component securities will begin trading as separate securities on June 14, 2010. The common stock, Class A warrants and Class B warrants will trade on the NASDAQ Capital Market under the symbols SANW for the common stock, SANWW for the Class A warrants and SANWZ for the Class B warrants. The Units will cease to trade after the market close on June 11, 2010.

The Units have traded under the symbol SANWU since the Company completed its initial public offering. Each Unit is comprised of two shares of common stock, one Class A warrant and one Class B warrant. For more information on the Company’s Units, common stock and warrants please refer to the Company’s prospectus dated May 3, 2010, which can be obtained on the Securities and Exchange Commission website at www.sec.gov.

About S&W Seed Company

S&W Seed Company, founded in 1980, is a leader in warm climate alfalfa seed varieties, including varieties that can thrive in poor, saline soils. The company’s claims to salt tolerance and high yield product leadership are verified by decades of university-sponsored trials. S&W owns a 40 acre alfalfa seed cleaning and processing facility. A large percentage of its sales are to a distributor who sells to foreign end users, principally in Saudi Arabia. In fiscal 2010, the company launched a pilot program to produce stevia leaf, the source of an all natural, non-caloric sweetener. For more information on the company, please visit their website, www.swseedco.com.

Contact Information:

Jim Blackman

PR Financial Marketing

(713) 256-0369

Jim@prfmonline.com